Consent of Kesselman & Kesselman, Independent Auditors


We consent to the incorporation of our report (and all references to ur firm) with respect to the consolidated financial statements of ICTS International N.V. for each of the fiscal years ended December 31, 199, 1998 and 1997, in its Annual Report (Form 20-F) for the fiscal year ended December 31, 1999, filed with the Securities and Exchange Commission and with NASDAQ.

Kesselman & Kesselman
Certified Public Accountants

March 15, 2000
Ramat Gan, Israel